EXHIBIT 99.1
NEWS RELEASE

Financial: Tito Lima Chief Financial Officer 717-735-4547 or tlima@sterlingfi.com Media: Joe Patterson 717-735-5651 (office), 717-940-2759 (mobile) or jpatterson@sterlingfi.com	Stock Symbol-NASDAQ: SLFI
FOR IMMEDIATE RELEASE
Sterling Financial Corporation of Lancaster, Pa., Announces Fourth Quarter and Year End Earnings
LANCASTER, PA (January 23, 2007) – Sterling Financial Corporation (NASDAQ: SLFI) reported earnings for the quarter and year ended December 31, 2006.
“2006 was a challenging year for our company and for the financial services industry,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “I am pleased that we continued to advance our core customer strategies and, as a result, were able to turn in a solid financial performance, considering the interest rate environment and competitive pressures in our markets.”
Results of Operations
Quarter Ended December 31, 2006
Sterling’s net income for the quarter ended December 31, 2006 was $10.4 million or $0.35 per diluted share, compared to $10.2 million or $0.35 per diluted share for the same period last year. Fourth quarter 2006 and 2005 net income included the impact of discontinued operations totaling net after-tax losses of $215,000 or $0.01 per diluted share, and $13,000 or $0.00 per diluted share, respectively. On December 31, 2006 Sterling divested three related lines of business associated with its insurance segment, Corporate Healthcare Strategies, LLC (“CHS”), Professional Services Group and certain insurance assets of its property and casualty insurance agency, Lancaster Insurance Group, LLC. All prior period results included herein have been reclassified to conform to the current presentation which displays the operating results of the divested businesses as discontinued operations. These reclassifications had no effect on net income or stockholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to Sterling’s continuing operations.
Sterling’s net income from continuing operations for the quarter ended December 31, 2006 was $10.7 million, an increase of $427,000, or 4.2 percent from the fourth quarter of 2005. Diluted earnings per share totaled $0.36 for the fourth quarter of 2006 versus $0.35 for the same period in 2005, an increase of 2.9 percent. Return on average assets and return on average realized equity were 1.32 percent and 13.27 percent, respectively, for the fourth quarter of 2006, compared to 1.40 percent and 13.98 percent, respectively, for the same period last year. Return on average tangible equity was 18.93 percent for the quarter ended December 31, 2006, compared to 20.22 percent for the same period last year.

Total revenue, comprised of net interest income and non-interest income excluding net gains on sale of securities, was $49.3 million for the fourth quarter of 2006, an increase of $3.8 million or 8.3 percent from the same period last year. Non-interest expense totaled $33.0 million for the fourth quarter of 2006, an increase of $2.8 million or 9.3 percent from the fourth quarter of 2005. The efficiency ratio was 59.20 percent for the three months ended December 31, 2006, compared to 58.71 percent for the fourth quarter of 2005.
Sterling’s net interest income increased from $29.5 million for the fourth quarter of 2005 to $31.2 million for the same period in 2006, a 5.7 percent increase. The growth in net interest income has resulted primarily from the continued organic growth in loans and deposits, particularly higher yielding loans, including commercial loans and finance receivables. The net interest margin was 4.58 percent for the fourth quarter of 2006 as compared to 4.69 percent for the three months ended September 30, 2006, and 4.82 percent for the quarter ended December 31, 2005. While Sterling has been successful in managing its net interest income by attracting new households and growing its loans and deposits, it has also experienced pressure in its net interest margin primarily resulting from the relatively flat yield curve when compared to historical levels, and increased pricing competition on loans and deposits.
The provision for loan losses was $1.5 million for the quarter ended December 31, 2006, compared to $1.4 million for the same period in 2005. The increase in the provision was primarily due to growth in the loan portfolio.
Non-interest income, excluding net gains on sale of securities, was $18.1 million for the quarter ended December 31, 2006, a 12.9 percent increase over $16.0 million earned during the same period in 2005. This increase was driven by a 9.5 percent increase in service charges and commissions related to deposit growth and transaction fees generated by the banking segment; a 20.2 percent increase in rental income on operating leases from the leasing segment as a result of growth in the business; an increase of 5.4 percent in trust and investment management income and brokerage fees and commissions generated by the investment services segment resulting primarily from growth in assets under administration; an increase of 12.5 percent in other operating income primarily due to higher gains on sale of loans; partially offset by a decrease in mortgage banking income of 13.7 percent.
Non-interest expense was $33.0 million for the quarter ended December 31, 2006, an increase of $2.9 million or 9.3 percent from $30.1 million in the fourth quarter of 2005. Contributing to the increase was $136,000 related to the adoption of Financial Accounting Standards No. 123R, “Share Based Payment” (Statement No. 123R) and $1.6 million resulting from expenses incurred in support of business growth as well as initiatives undertaken this year to promote growth in customer relationships. In addition, depreciation on operating lease assets totaling $7.0 million for the fourth quarter 2006 increased $1.0 million or 17.3 percent, corresponding with the increase noted above in rental income on operating leases.
Twelve Months Ended December 31, 2006
Sterling’s net income for 2006 was $36.5 million or $1.24 per diluted share, compared to $39.3 million or $1.34 per diluted share for 2005. Included in Sterling’s 2006 and 2005 net income was discontinued operations totaling a net after-tax loss of $5.1 million or $0.17 per diluted share, and net income of $210,000 or $0.01 per diluted share, respectively.
Sterling’s net income from continuing operations was $41.6 million for the year ended December 31, 2006, an increase of $2.5 million, or 6.5 percent as compared to year ended December 31, 2005. Diluted earnings per share totaled $1.41 for 2006 versus $1.33 for 2005 an increase of 6.0 percent. Return on average assets, return on average realized equity and return on average tangible equity were 1.36 percent, 13.59 percent, and 19.76 percent, respectively, for 2006, as compared to 1.38 percent, 13.89 percent and 20.13 percent, respectively, for the prior year.

Total revenue, comprised of net interest income and non-interest income excluding net gains on sale of securities of $189.7 million for the year ended 2006 increased $15.4 million or 8.8 percent from the same period last year. Non-interest expense totaled $126.6 million for 2006, an increase of $9.8 million or 8.4 percent from the same period in 2005. The efficiency ratio was 59.12 percent for the year ended December 31, 2006, compared to 59.50 percent for 2005.
Sterling’s net interest income improved from $114.3 million for the year ended December 31, 2005 to $122.0 million in 2006, a 6.8 percent increase. This increase was driven primarily by growth in loans and deposits, partially offset by a decrease of ten basis points in the net interest margin to 4.71 percent as a result of the interest rate environment and pricing competition during 2006.
The provision for loan losses was $5.2 million for 2006, compared to $4.4 million in 2005. This increase was driven primarily by growth in the loan portfolio.
Non-interest income, excluding net gains on sale of securities, was $67.7 million for 2006, a 12.6 percent increase over $60.1 million earned during the same period in 2005. This increase was driven by a 10.8 percent increase in service charges and commissions related to deposit growth and transaction fees generated by the banking segment; a 17.6 percent increase in rental income on operating leases from the leasing segment as a result of growth in the business; an increase of 5.8 percent in trust and investment management income and brokerage fees and commissions generated by the investment services segment resulting primarily from growth in assets under administration; an increase of 16.5 percent in other operating income primarily due to higher gains on sale of loans; partially offset by a decrease in mortgage banking income of 8.0 percent.
Non-interest expenses were $126.6 million for the year ended December 31, 2006, compared to $116.8 million in 2005, an increase of $9.8 million or 8.4 percent. Contributing to the increase were employment related expenses from a combined $699,000 in charges related to the departure of certain employees and expenses related to the adoption of Statement No. 123R and $4.2 million resulting from expenses incurred in support of business growth as well as initiatives undertaken this year to promote growth in customer relationships. In addition, depreciation on operating lease assets totaling $26.5 million for 2006, increased $3.5 million or 15.2 percent, corresponding with the increase in rental income on operating leases as noted above.
Financial Position
Total assets of $3.3 billion at December 31, 2006, increased 4.1 percent from September 30, 2006 and 10.5 percent from December 31, 2005.
The growth in assets was primarily attributable to an increase in loans outstanding, which totaled $2.4 billion at December 31, 2006, an annualized increase of 14.8 percent (4.1 percent excluding the fourth quarter 2006 acquisition of Bay Net Financial) from the September 30, 2006 balance of $2.3 billion and a 12.2 percent (9.3 percent excluding Bay Net Financial) increase over the December 31, 2005 balance of $2.1 billion. The remaining increase in the loan portfolio both on a year over year basis and sequential quarter basis resulted from growth over most loan categories, particularly in finance receivables and commercial loans.
Sterling’s loan growth was funded with growth in deposits. At December 31, 2006, total deposits were $2.6 billion, an increase of $124 million or an annualized 19.8 percent (7.8 percent excluding Bay Net Financial) from September 30, 2006 and an increase of $390 million or 17.5 percent (14.1 percent excluding Bay Net Financial) over December 31, 2005. On a sequential quarter basis, non-maturity deposits and time deposits increased an annualized 17.4 percent and 22.9 percent, respectively. On a year over year basis, non-maturity deposits and time deposits increased 14.2 percent and 22.0 percent, respectively.
Credit quality remained consistent in the fourth quarter of 2006 versus prior periods. Non-performing loans to total loans were 0.16 percent at December 31, 2006, versus 0.19 percent and 0.22 percent at September 30, 2006 and December 31, 2005, respectively. Net charge-offs to total average loans were 0.15 percent at December 31, 2006, versus 0.11 percent and 0.11 percent at September 30, 2006 and December 31, 2005, respectively. The allowance for loan losses of $23.4 million represented 0.99 percent of total loans at December 31, 2006, compared to 1.00 percent at both September 30, 2006 and December 31, 2005.
Non-GAAP Presentations
In addition to the results of operation presented in accordance with U.S. generally accepted accounting principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio, return on average realized equity and return on average tangible equity. The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as they may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes net gains on sale of securities.
Return on average realized equity is a non-GAAP financial measure, which is calculated by taking net income, divided by average stockholders’ equity, excluding average other comprehensive income. We believe the presentation of return on realized average equity provides a reader with a better understanding of our financial performance based on economic transactions, as it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.
Return on average tangible equity is a non-GAAP financial measure, defined as net income, excluding the amortization of intangible assets, divided by average stockholders’ equity less average goodwill and intangible assets. We believe that by excluding the impact of purchase accounting, the return on average tangible equity provides the reader with an important view of our financial performance.
Sterling, in referring to its net income, is referring to income determined in conformity with GAAP.
Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
About Sterling
With assets of $3.3 billion and investment assets under administration of $2.8 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; and banking related insurance services. Visit www.sterlingfi.com for more information.
Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: Bay First Bank Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Other services: Sterling Financial Settlement Services, LLC (title insurance agency)
This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.
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STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(Dollars in thousands, except per share data)	2006	2005
Assets
Cash and due from banks	$86,472	$79,509
Federal funds sold	61,017	30,203

Cash and cash equivalents	147,489	109,712
Interest-bearing deposits in banks	6,339	5,690
Short-term investments	3,119	2,156
Mortgage loans held for sale	4,136	3,200
Securities held-to-maturity	21,530	28,891
Securities available-for-sale	460,016	455,117
Loans, net of unearned income	2,360,526	2,104,086
Allowance for loan losses	(23,427)	(21,003)

Loans, net of allowance for loan losses	2,337,099	2,083,083
Premises and equipment, net	48,983	43,498
Assets held for operating lease, net	89,120	73,636
Other real estate owned	45	60
Goodwill	88,670	67,770
Intangible assets	6,312	6,448
Mortgage servicing rights	3,177	3,011
Accrued interest receivable	13,979	12,304
Assets related to discontinued operations	—	16,836
Other assets	46,953	54,325

Total assets	$3,276,967	$2,965,737

Liabilities
Deposits:
Non-interest bearing	$311,881	$304,475
Interest-bearing	2,304,031	1,921,812

Total deposits	2,615,912	2,226,287

Short-term borrowings	78,833	140,573
Long-term debt	117,207	168,642
Subordinated notes payable	87,630	87,630
Accrued interest payable	10,332	8,821
Liabilities related to discontinued operations	—	498
Other liabilities	36,468	35,200

Total liabilities	2,946,382	2,667,651

Stockholders’ equity
Preferred stock	—	—
Common stock	148,642	145,692
Capital surplus	88,279	79,351
Restricted stock	—	(2,926)
Retained earnings	92,404	72,849
Accumulated other comprehensive income	2,756	4,042
Common stock in treasury, at cost	(1,496)	(922)

Total stockholders’ equity	330,585	298,086

Total liabilities and stockholders’ equity	$3,276,967	$2,965,737

Ratios:
Book value per share	$11.14	$10.31
Realized book value per share	11.05	10.17
Allowance for loan losses to total loans	0.99%	1.00%
Allowance for loan losses to nonperforming loans	635%	460%
Nonperforming loans to total loans	0.16%	0.22%
Net charge-offs to total average loans	0.15%	0.11%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended,		Twelve Months Ended,
	December 31,		December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Interest and dividend income
Loans, including fees	$49,223	$40,630	$182,808	$149,762
Debt securities
Taxable	2,930	2,607	10,626	10,852
Tax-exempt	2,446	2,622	10,089	10,439
Dividends	196	182	817	668
Federal funds sold	316	73	887	322
Short-term investments	148	45	314	135

Total interest and dividend income	55,259	46,159	205,541	172,178

Interest expense
Deposits	19,948	12,474	65,526	41,002
Short-term borrowings	1,249	846	5,742	3,000
Long-term debt	1,357	1,905	6,462	8,677
Subordinated debt	1,469	1,391	5,766	5,226

Total interest expense	24,023	16,616	83,496	57,905

Net interest income	31,236	29,543	122,045	114,273

Provision for loan losses	1,524	1,354	5,171	4,383

Net interest income after provision for loan losses	29,712	28,189	116,874	109,890

Non-interest income
Trust and investment management income	2,709	2,464	9,928	9,273
Service charges on deposit accounts	2,379	2,191	9,130	8,434
Other service charges, commissions and fees	1,416	1,274	5,481	4,752
Brokerage fees and commissions	672	744	3,087	3,023
Insurance commissions and fees	58	49	213	227
Mortgage banking income	515	597	1,930	2,097
Rental income on operating leases	8,608	7,161	32,306	27,481
Other operating income	1,730	1,538	5,595	4,802
Securities gains, net	327	372	1,485	861

Total non-interest income	18,414	16,390	69,155	60,950

Non-interest expenses
Salaries and employee benefits	15,082	13,951	57,852	54,267
Net occupancy	1,790	1,517	6,662	6,027
Furniture and equipment	2,111	1,841	8,034	7,165
Professional services	1,037	1,136	3,939	4,036
Depreciation on operating lease assets	6,998	5,966	26,459	22,958
Taxes other than income	753	656	2,838	2,590
Intangible asset amortization	390	372	1,428	1,535
Other	4,789	4,710	19,428	18,248

Total non-interest expenses	32,950	30,149	126,640	116,826

Income before income taxes	15,176	14,430	59,389	54,014
Income tax expenses	4,518	4,199	17,807	14,957

Net income from continuing operations	10,658	10,231	41,582	39,057
Discontinued operations, net of tax	(215)	(13)	(5,130)	210

Net income	$10,443	$10,218	$36,452	$39,267

Basic earnings per share:
Continuing operations	$0.36	$0.35	$1.43	$1.35
Discontinued operations	(0.01)	—	(0.17)	0.01

Net income	$0.35	$0.35	$1.26	$1.36

Diluted earnings per share:
Continuing operations	$0.36	$0.35	$1.41	$1.33
Discontinued operations	(0.01)	—	(0.17)	0.01

Net income	$0.35	$0.35	$1.24	$1.34

Dividends Declared	$0.15	$0.14	$0.58	$0.54

Performance ratios (based on income from continuing operations):
Return on average assets	1.32%	1.40%	1.36%	1.38%
Return on average realized equity	13.27%	13.98%	13.59%	13.89%
Return on average tangible equity	18.93%	20.22%	19.76%	20.13%
Efficiency ratio	59.20%	58.71%	59.12%	59.50%